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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

        We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-64302, 333-104071, 333-118992, 333-123364, 333-132492, 333-141264, and 333-149756) of our reports dated March 13, 2009, relating to the consolidated financial statements and financial statement schedule of MoSys, Inc. as of December 31, 2008 and 2007 and for each of the two years in the period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which appear in MoSys, Inc.'s Annual Report on Form 10-K.

/s/ Burr, Pilger & Mayer LLP

San Jose, California
March 13, 2009

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  EXHIBIT 23.1